Exhibit 4.27

SECURITIES PURCHASE AGREEMENT

THE SYMBOL "[***]" DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made and entered into as of August 3, 2020 (the “Signing Date”), by and between RedHill Biopharma Ltd., a company limited by shares organized under the laws of the State of Israel (the “Company”), and Daiichi Sankyo, Inc., a Delaware corporation (“Daiichi Sankyo”). The Company and Daiichi Sankyo shall be referred to individually each as a “Party” and collectively as the “Parties.”

A.        Concurrently with the execution of this Agreement, the Company is entering into a Termination Agreement (the “Termination Agreement”) with Daiichi Sankyo, pursuant to which the Company and Daiichi Sankyo are agreeing to terminate a certain Co-Commercialization Agreement between them, and the Company is agreeing to make certain payments to Daiichi Sankyo in connection with the termination of such Co-Commercialization Agreement; and

B.         Pursuant to the Termination Agreement, the Company has agreed to issue to Daiichi Sankyo American Depositary Shares (“ADSs”) representing ordinary shares of the Company, par value NIS 0.01 per share (“Ordinary Shares”), in accordance with the terms and conditions of this Agreement and in partial consideration for the execution and delivery by Daiichi Sankyo of the Termination Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Daiichi Sankyo hereby agree as follows:

SECTION 1.  SALE AND PURCHASE OF ADSS.

1.1       Sale of ADSs. Subject to the terms and conditions of this Agreement, the Company will issue and sell to Daiichi Sankyo, and Daiichi Sankyo will purchase from the Company, in each case as partial consideration for the execution and delivery by Daiichi Sankyo of the Termination Agreement, at the Closing (as defined below), 283,387 ADSs (the “Securities”).

SECTION 2.  CLOSING AND DELIVERY

2.1       Closing. The closing of the purchase and sale of the Securities will occur, subject to and upon satisfaction of the conditions set forth in Section 6 below, within three business days of the execution of this Agreement, and shall take place remotely via electronic means (the “Closing”) in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by an electronic mail exchange of signature pages, with originals to follow addressed to each party’s counsel.

2.2       Delivery. At the Closing, as partial consideration for execution and delivery by Daiichi Sankyo of the Termination Agreement, the Company shall deliver or cause to be delivered to Daiichi Sankyo book-entry credits evidencing the Securities, registered in the name of Daiichi Sankyo on the records of The Bank of New York Mellon, as the depositary (the “Depositary”) pursuant to the Deposit Agreement, dated as of December 26, 2012, among the Company, the Depositary, and all owners and holders from time to time of ADSs issued thereunder, bearing the legend expressly provided for by Section 5.2 hereof.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the SEC Documents (as defined below) submitted to the Securities and Exchange Commission (the “SEC”) since March 1, 2020 and prior to the execution of this Agreement, excluding any “forward-looking statements” or other statements that are predictive or forward-looking in nature (the “Recent SEC Disclosures”) or as set forth on Schedule 3 attached hereto, the Company hereby represents and warrants to, and covenants with, Daiichi Sankyo as follows as of the Signing Date:

3.1       Organization and Power. The Company and each of its subsidiaries is a corporation duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and as described in the reports filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Company’s most recently completed fiscal year through the date hereof, including, without limitation, the Company’s most recent report on Form 20-F. The Company and each of its subsidiaries is qualified to do business as a foreign corporation in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company, taken as a whole, and any condition, circumstance or situation that would prohibit the Company from entering into and performing any of its obligations hereunder or under the Termination Agreement. All of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and are fully paid and nonassessable, and the capital stock of each subsidiary is wholly owned by the Company, directly or through subsidiaries, and is owned free from liens, encumbrance and defects that would affect the value thereof or interfere with the operation of such subsidiaries or the Company’s exercise of ownership rights with respect thereto except as disclosed in the Recent SEC Disclosures.

3.2       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue and sell the Securities in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its board of directors or stockholders is required. When executed and delivered by the Company, this Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

3.3       Issuance of ADSs. The Securities and the Ordinary Shares underlying the Securities (the “Underlying Shares”) have been duly authorized for issuance and, when paid for and issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free and clear of all liens, claims, charges, security interests or agreements, pledges, assignments, covenants, restrictions or other encumbrances created by, or imposed by, the Company and rights of refusal of any kind imposed by the Company (other than restrictions on transfer under this Agreement and applicable securities laws) and the holder of the Securities shall be entitled to all rights accorded to a holder of ADSs.

3.4       No Conflicts; Governmental Approvals. The execution, delivery and performance of the Agreement and the Termination Agreement by the Company and any other document or instrument contemplated hereby or thereby, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) violate any provision of the Company’s articles of association, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s properties or assets are bound, or (iii) result in a violation of any material federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is not required under federal, state, local or foreign law, rule or regulation or any rule or regulation of any self-regulatory body to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Securities in accordance with the terms hereof, other than a Form D under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.5       Capitalization. As of June 30, 2020 (the “Reference Date”), a total of 361,269,738 Ordinary Shares were issued and outstanding. The Company has not issued any capital stock since the Reference Date other than pursuant to the exercise of stock options under the Company’s Amended and Restated Award Plan (2010) (the “Plan”) and issuances of ADSs pursuant to its “at the market” program with SVB Leerink. No individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or other entity (“Person”) has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as granted to employees, directors, consultants or other service providers pursuant to the Plan, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any ADSs or Ordinary Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional ADSs or Ordinary Shares. Neither the issuance nor sale of the Securities will obligate the Company to issue ADSs, Ordinary Shares or other securities to any Person other than Daiichi Sankyo and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal, state and foreign securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the reports, schedules, forms, statements and other documents filed by the Company with the SEC (the “SEC Documents”) since December 31, 2019, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party.

3.6       SEC Documents, Financial Statements. The ADSs are registered pursuant to Section 12(b) of the Exchange Act. During the two year period preceding the Closing, the Company has timely filed all SEC Documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act or the Exchange Act. At the times of their respective filing, all such reports, schedules, forms, statements and other documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. At the times of their respective filings, such reports, schedules, forms, statements and other documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has received no notices or correspondence from the SEC since January 1, 2019 relating to matters that, to the knowledge of the Company, remain outstanding or unresolved. To the knowledge of the Company, the SEC has not commenced, nor threatened, any enforcement proceedings against the Company or any of its subsidiaries.

3.7       Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the SEC Documents to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards (“IFRS”). The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (y) any material weaknesses in its internal control over financial reporting and (z) any allegation of fraud that involves management of the Company or any other employees of the Company who have a significant role in the Company’s internal control over financial reporting or disclosure controls and procedures.

3.8       Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

3.9       Absence of Certain Changes. Since December 31, 2019, no event or series of events has or have occurred that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.10     No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on the consolidated balance sheet of the Company (including the notes thereto) in conformity with IFRS and are not disclosed in the SEC Documents, other than those contemplated by this Agreement and the Termination Agreement or incurred in the ordinary course of the Company’s or its subsidiaries’ respective businesses since December 31, 2019.

3.11     No Undisclosed Events or Circumstances. Except for the transactions contemplated by this Agreement and the Termination Agreement, to the knowledge of the Company, no event or circumstance has occurred or exists with respect to the Company, its subsidiaries, or their respective businesses, properties, operations or financial condition that, under applicable law, rule or regulation, requires a filing with the SEC on Form 6-K, would be required to be included in a Registration Statement on Form F-1 filed under the Securities Act were such a registration statement filed on the date hereof, or requires public disclosure or announcement by the Company but that has not been so filed or publicly announced or disclosed except for the Company’s financial results for the quarter ended June 30, 2020 and issuances of ADSs pursuant to its “at the market” program with SVB Leerink.

3.12     Actions Pending. There is no action, suit, proceeding, governmental inquiry or investigation (“Action”) pending, or, to the Company’s knowledge, threatened, against the Company or any officer, director of the Company, that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby. There is no Action pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary, or any of their respective properties or assets that would be reasonably expected to have a Material Adverse Effect. The Company is not subject to any outstanding judgment, order or decree that would reasonably be expected to have a Material Adverse Effect.

3.13     Compliance with Law. The Company possesses all material permits, licenses, franchises, authorizations, orders and approvals of (collectively, “Permits”), and has made all filings, applications and registrations with, governmental authorities that are required in order to permit the Company to own or lease its properties and assets and to carry on its business as presently conducted, except where the failure to possess such Permits or make such filings, applications or registrations would not reasonably be expected to have a Material Adverse Effect. Neither the issuance or sale of the Securities hereunder nor the performance of the Company’s other obligations under this Agreement, will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit applicable to the Company, its businesses or operations or any of its assets or properties. The Company and its subsidiaries have complied and are in compliance in all material respects with all Permits, statutes, laws, regulations, rules, judgments, orders and decrees of all governmental authorities applicable to it, except where failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. The Company has not received any notice alleging noncompliance, and, to the knowledge of the Company, the Company is not under investigation with respect to, or threatened to be charged with, any material violation of any applicable statutes, laws, regulations, rules, judgments, orders or decrees of any governmental authorities. The Company has not received any notice of proceedings relating to the suspension, revocation, impairment, forfeiture or nonrenewal of any permit. Since January 1, 2019, the Company has not entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company.

3.14     No Defaults or Violations. Neither the Company nor any of its subsidiaries is in is in default under or in violation or breach of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its subsidiaries under), nor has the Company or any of its subsidiaries received notice of a claim that it is in default under or that it is in violation or breach of, (a) any agreement or instrument to which the Company is a party or by which it or any of its properties is bound that is required to be filed as an exhibit by the Company with the SEC which default, violation or breach would be reasonably expected to have a Material Adverse Effect or (b) any material obligation, agreement, covenant or condition contained in the Company’s credit agreement, dated February 23, 2020, by and among the Company, RedHill Biopharma Inc., HCR Collateral Management, LLC and the lenders from time to time party thereto, any related security or pledge agreement, or any other indenture, loan, credit agreement, or other evidence of indebtedness to which the Company is a party or by which it or any of its properties is bound.

3.15     FCPA; Anti-Bribery. The Company is in material compliance, and has established policies and procedures to promote and achieve material compliance, with all applicable laws dealing with improper or illegal payments, gifts and gratuities, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the International Anti-Bribery and Fair Competition Act of 1998, and has not paid, promised to pay or authorized the payment of any money or anything of value, directly or indirectly, to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business, or securing any improper advantage, including in connection with this Agreement or the Termination Agreement.

3.16     Sanctioned Persons. Neither the Company nor any of its subsidiaries, or to the knowledge of the Company, any director, officer, agent employee, affiliate or shareholder of the

Company: (i) is, or is owned or controlled by, a Person that is the subject of sanctions administered or enforced by the United States of America (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)), the State of Israel, the United Kingdom, the European Union, the United Nations Security Council or any other applicable governmental authority (collectively, “Sanctions”); or (ii) has knowingly engaged in or is now knowingly engaging in any dealings or transactions that resulted in or will result in a violation of any laws, regulations, or rules related to the imposition of Sanctions in connection with the performance of this Agreement or the Termination Agreement. The Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity for the purpose of financing the activities of any person that, to the Company’s knowledge, is currently subject to any U.S. sanctions administered by OFAC.

3.17     Regulatory Matters. The Company and its subsidiaries (a) have operated their respective businesses and are currently in material compliance with all applicable statutes, rules, regulations and policies of the FDA and equivalent foreign regulatory authorities that are material to the operation of the Company and (b) possess, and are in material compliance with the terms of, all material certificates, authorizations, franchises, licenses and permits, including, without limitation, from the FDA and equivalent foreign regulatory authorities (“Licenses”) necessary for the conduct of the business now conducted by them, and have not received any notice of proceedings or inquiries relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate be material to the Company. To the knowledge of the Company, any clinical trials and studies conducted by or on behalf of the Company or in which the Company has participated were and, if still pending, are being conducted in material accordance with standard medical and scientific research procedures and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted.

3.18     Intellectual Property. The Company owns, or has the right pursuant to a valid, written license agreement to use and exploit, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, inventions and discoveries and invention disclosures whether or not patented, copyrights in both published and unpublished works, including without limitation all compilations, data bases and computer programs, materials and other documentation, licenses, internet domain names and other intellectual property rights and similar rights (“Intellectual Property”) used in or necessary for the conduct of the business of the Company and that is material to the business of the Company as currently conducted (collectively, the “Company Intellectual Property”). No claims have been asserted by a third party in writing (including any governmental authority) (a) alleging that the conduct of the business of the Company has infringed or misappropriated any Intellectual Property of any third party, or (b) challenging or questioning the validity, enforceability, or effectiveness of any Company Intellectual Property owned by the Company (and to the knowledge of the Company with respect to Company Intellectual Property not owned by the Company), and, to the Company’s knowledge, there is no valid basis for any such claim. To the knowledge of the Company, all issued patents and registered trademarks that are Company Intellectual Property are valid and enforceable and to the knowledge of the Company there is no existing infringement by another Person of any of the Company Intellectual Property. To the knowledge of the Company, there are no actual or threatened disputes concerning any of the Company Intellectual Property. Neither the Company

nor any of its subsidiaries has received written notice that any Company Intellectual Property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within three years from the date of this Agreement, that would, individually or in the aggregate, have a Material Adverse Effect.

3.19     Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, in each case above except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20     Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for. Neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

3.21     Taxes. The Company and each of its subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except where the failure to file or pay would reasonably not expected to have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the knowledge of the Company, there is no basis for any such claim.

3.22     Privacy. The Company and its subsidiaries are in material compliance with all applicable data privacy and security laws and regulations, including, without limitation, the Health Insurance Portability and Accountability Act (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.); and the Company and its subsidiaries have taken all necessary action to comply in all material respects with the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, “Privacy Laws”). To ensure compliance with the Privacy Laws, the Company and its subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”). The Company provides accurate notice of its Policies to its customers, employees, third party vendors and representatives. The Policies provide accurate and sufficient notice of the Company’s then-current privacy practices relating to its subject matter and such Policies do not contain any material omissions of the Company’s then-current privacy practices. “Personal Data” means (i) a natural persons’ name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) Protected Health Information as defined by HIPAA; (iv) “personal data” as defined by GDPR; and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. None of such disclosures made or contained in any of the Policies have been inaccurate, misleading, deceptive or in violation of any Privacy Laws or Policies in any material respect. The execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement will not result in a breach of any Privacy Laws or Policies. Neither the Company nor any of its subsidiaries, (i) has received written notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Privacy Law; or (iii) is a party to any order, decree, or agreement that imposed any obligation or liability under any Privacy Law.

3.23     IT Systems. (i)(x) To the knowledge of the Company, there has been no material security breach or attack or other material compromise of or relating to any of the Company’s and its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (“IT Systems and Data”), and (y) the Company and its subsidiaries have not been notified of any event or condition that would reasonably be expected to result in any security breach, attack or compromise to their IT Systems and Data that would reasonably be expected to have a Material Adverse Effect, (ii) the Company and its subsidiaries have complied, and are presently in compliance with, all applicable laws, statutes or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority and all industry guidelines, standards, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with commonly accepted industry standards and practice.

3.24     Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company’s articles of association or the laws of the State of Israel that is applicable to Daiichi Sankyo as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and Daiichi Sankyo’s ownership of the Securities and the Underlying Shares. The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of the Securities and the Underlying Shares and Daiichi Sankyo’s ownership of the Securities and the Underlying Shares.

3.25     Listing and Maintenance Requirements. The Company is in material compliance with the requirements of the Nasdaq Global Market (“Nasdaq”) for continued listing of the ADSs thereon and has not received any notification that, and has no knowledge that Nasdaq is contemplating terminating such listing. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of Nasdaq in any material respect. To the extent required by Nasdaq rules, the Company has submitted, and Nasdaq has completed its review of, a Listing of Additional Shares Notification Form with respect to the Securities.

3.26     Private Placement. Neither the Company nor its Affiliates (as defined below), nor any Person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising in connection with the offer or sale of the Securities hereunder, (ii) has, directly or indirectly, made any offers or sales of the Securities or solicited any offers to buy the Securities, under any circumstances that would require registration of the sale and issuance by the Company of the Securities under the Securities Act or (iii) has issued any ADSs or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire ADSs that would be integrated with the sale of the Securities to Daiichi Sankyo for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any stock exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or Affiliates take any action or steps that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings. Assuming the accuracy of the representations and warranties of Daiichi Sankyo, the offer and sale of the Securities by the Company to Daiichi Sankyo pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. For the purposes of this Agreement, an “Affiliate” of a Person means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144 under the Securities Act (“Rule 144”).

3.27     Bad Actor. None of the Company, any of its predecessors, any affiliated issuer, and to the knowledge of the Company, any director, any executive officer, any other officer of the Company participating in the offer of the Securities, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

3.28     Investment Company. The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

3.29     Shell Company. The Company is not, and has never been, an issuer described in Rule 144(i) promulgated under the Securities Act.

3.30     Brokers. Neither the Company nor any of the officers, directors or employees of the Company has employed any broker or finder in connection with the transaction contemplated by this Agreement.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF DAIICHI SANKYO.

4.1       Purchaser Sophistication. Daiichi Sankyo represents and warrants to, and covenants with, the Company that Daiichi Sankyo: (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company and investments in comparable companies, and has had the opportunity to request and has reviewed and considered all information it deemed necessary in making an informed decision to purchase the Securities; (b) is an “accredited investor” pursuant to Rule 501 of Regulation D under the Securities Act; (c) is acquiring the Securities for its own account for investment only and with no present intention of distributing any of the Securities or any arrangement or understanding with any other persons regarding the distribution of such Securities; (d) has not been formed for the specific purpose of acquiring the Securities; (e) understands that the Securities have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred other than pursuant to an exemption from the registration requirements under the Securities Act or pursuant to an effective registration statement under the Securities Act and Daiichi Sankyo will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire to take a pledge of) any of the Securities except in compliance with the Securities Act and applicable state securities laws; (f) understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Company is relying upon the truth and accuracy of, and Daiichi Sankyo’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Daiichi Sankyo set forth herein in order to determine the availability of such exemptions and the eligibility of Daiichi Sankyo to acquire the Securities; (g) understands that its investment in the Securities involves a significant degree of risk, including a risk of total loss of Daiichi Sankyo’s investment, and is able to afford a complete loss of such investment (provided that such acknowledgment in no way diminishes the representations, warranties and covenants made by the Company hereunder); and (h) understands that no U.S. federal, state of foreign agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

4.2       Authorization and Power. Daiichi Sankyo is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has the requisite power and authority to enter into and perform this Agreement and to purchase the Securities. The execution, delivery and performance of this Agreement by Daiichi Sankyo and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of Daiichi Sankyo or its board of directors or stockholders is required. When executed and delivered by Daiichi Sankyo, this Agreement shall constitute a valid and binding obligation of Daiichi Sankyo enforceable against Daiichi Sankyo in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

4.3       No Conflict. The execution, delivery and performance of this Agreement and the Termination Agreement by the Company by Daiichi Sankyo and any other document or instrument contemplated hereby or thereby and the consummation by Daiichi Sankyo of the transactions contemplated hereby do not (i) violate any provision of Daiichi Sankyo’s charter or organizational documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Daiichi Sankyo is a party or by which Daiichi Sankyo’s properties or assets are bound, or (iii) result in a violation of any material federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including securities laws and regulations) applicable to Daiichi Sankyo or by which any property or asset of Daiichi Sankyo are bound or affected, except, in all cases, other than violations (with respect to securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect Daiichi Sankyo’s ability to perform its obligations under the Agreement.

4.4       Ownership of ADSs. As of the Closing, excluding the Securities and the Underlying Shares, Daiichi Sankyo and its Affiliates beneficially own no ADSs or Ordinary Shares and no securities convertible into or exchangeable for ADSs or Ordinary Shares.

SECTION 5.  RESALE OF ADSS AND COVENANTS OF THE COMPANY.

5.1       Lock-Up Period. Prior to the first anniversary of the Closing (the “Lock-Up Period”), Daiichi Sankyo will not directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of the Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Depositary against the transfer of the Securities during the Lock-Up Period. Upon the expiration of the Lock-Up Period, Daiichi Sankyo covenants that the Securities will be transferred only in compliance with applicable securities laws.

5.2       Legend. Daiichi Sankyo acknowledges that the offering and sale of the Securities will not be registered with the Securities and Exchange Commission and as such, the Securities shall initially bear a restrictive legend in substantially the following form (and including related transfer instructions and record notations):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER

THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND SECURITIES LAWS OF OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO LOCK-UP RESTRICTIONS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF AUGUST 3, 2020.

5.3       Removal of Legend. The Company agrees that upon the expiration of the Lock-Up Period and delivery by Daiichi Sankyo and its broker of customary representation letters providing to the Company or its counsel information deemed by the Company to be reasonably necessary to determine that the Securities may be sold by Daiichi Sankyo without restriction under Rule 144 under the Securities Act, the Company shall promptly remove, or cause the Depositary to remove, the legend referenced in Section 5.2 above from the book-entries representing such Securities, without any requirement for the delivery by Daiichi Sankyo of any further certificate, consent, agreement, opinion of counsel or other document.

5.4       Reporting and Listing. The Company covenants and agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by SEC thereunder to enable Daiichi Sankyo to sell the Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by SEC. The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the ADSs on Nasdaq.

SECTION 6.  CONDITIONS TO CLOSING.

6.1       The obligation hereunder of the Company to issue and sell the Securities to Daiichi Sankyo at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)        Accuracy of Daiichi Sankyo’s Representations and Warranties. The representations and warranties of Daiichi Sankyo shall be true and correct as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct as of such date.

(b)       No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

(c)        Termination Agreement. The Termination Agreement shall be in full force and effect.

6.2       The obligation hereunder of Daiichi Sankyo to purchase the Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for Daiichi Sankyo’s sole benefit and may be waived by Daiichi Sankyo at any time in its sole discretion.

(a)        Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct as of the date when made and as of the Closing as though made at such time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct as of such date.

(b)       Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c)        Compliance Certificate. A duly authorized officer of the Company shall deliver to Daiichi Sankyo at the Closing a certificate stating that the conditions specified in Sections 6.2(a) and (b) have been fulfilled and certifying and attaching the Company’s articles of association and authorizing resolutions of the Company’s board of directors with respect to this Agreement, the Termination Agreement and the transactions contemplated hereby and thereby.

(d)       Termination Agreement. The Termination Agreement shall be in full force and effect.

(e)        No Suspension, Etc. Trading in the Securities shall not have been suspended by the SEC or Nasdaq.

(f)        No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or otherwise restrains the consummation of any of the transactions contemplated by this Agreement.

SECTION 7.  NOTICES.

All notices or other communications that are required or permitted hereunder shall be in writing and addressed as follows:

If to the Company:	RedHill Biopharma Ltd.
21Ha’arba’a Street
Tel Aviv 64739 21 Israel
Attention: [***]
Email: [***]

with copies (which copies
shall not constitute notice
to the Company) to:	Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
One Azrieli Center, Round Building
Tel Aviv, 67021, Israel
Attention: [***]
Email: [***]

If to Daiichi Sankyo:	Daiichi Sankyo, Inc.
211 Mt. Airy Road
Basking Ridge, New Jersey 07920
Attention: [***]
Facsimile No: [***]

with copies (which copies
shall not constitute notice
to Daiichi Sankyo) to:	Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attention:[***]
Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile or email (provided that the Party providing such notice promptly confirms receipt of such transmission with the other Party by email or telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested.

SECTION 8.  MISCELLANEOUS.

8.1       Survival. Notwithstanding any investigation made by either Party, all representations and warranties made in this Agreement shall survive the Closing and the sale and issuance of the Securities for a period of 12 months from the date of this Agreement. All covenants and agreements contained herein shall survive until, by their respective terms, they are fully performed and no longer operative.

8.2       Fees and Expenses. Each Party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

8.3       Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Parties hereto. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

8.4       Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.5       Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of such provision(s) in this Agreement.

8.6       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and performed entirely in the State of New York, without regard to conflicts of law principles.

8.7       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties. Any such counterpart, to the extent delivered by means of facsimile or by .pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.8       Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

8.9       No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.10     Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

8.11     Entire Agreement. This Agreement and the Termination Agreement and other documents delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

8.12     Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

8.13     Further Assurances. From and after the date of this Agreement, upon the reasonable request of Daiichi Sankyo or the Company, the Company and Daiichi Sankyo shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Securities Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

REDHILL BIOPHARMA LTD.

By:	/s/ [***]
Name:	[***]
Title:	[***]

DAIICHI SANKYO, INC.

By:	/s/ [***]
Name:	[***]
Title:	[***]

[Signature page to Securities Purchase Agreement]

Schedule 3 to Securities Purchase Agreement

Litigation commenced by Aether Therapeutics, Inc. (“Aether”) filed in March 2020 relating to Movantik® and the alleged infringement of patents assigned to Aether.